CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated January 26, 2010, accompanying the financial statements of Investment Grade Municipal Trust, Series 38, Insured Municipals Income Trust, 92nd Limited Maturity Series and Michigan Insured Municipals Income Trust, Series 182 (included in Van Kampen Focus Portfolios, Municipal Series 463) as of September 30, 2009, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended September 30, 2009, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-109396) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2010